Exhibit 4.1

THIRD AMENDMENT TO SECTION 382 RIGHTS AGREEMENT

THIS THIRD AMENDMENT TO SECTION 382 RIGHTS AGREEMENT (this “Amendment”) is made and entered into as of February 3, 2022, by and between Broadwind Energy, Inc., a Delaware corporation (the “Company”), and Equiniti Trust Company, formerly Wells Fargo, National Association, as rights agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into a Section 382 Rights Agreement dated as of February 12, 2013, which was subsequently amended pursuant to a First Amendment to Section 382 Rights Agreement dated as of February 5, 2016 and a Second Amendment to Section 382 Rights Agreement dated as of February 7, 2019 (as amended, the “Agreement”);

WHEREAS, Section 27 of the Agreement provides, among other things, that, prior to the Stock Acquisition Date (as defined in the Agreement) the Company and the Rights Agent may from time to time supplement or amend the Agreement in any respect without the approval of any holders of Rights (as defined in the Agreement);

WHEREAS, no Stock Acquisition Date has occurred on or prior to the date hereof;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein; and

WHEREAS, the Board has authorized and approved this Amendment;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company hereby agrees to amend the Agreement as follows and directs the Rights Agent to execute this Amendment:

1.	The introductory paragraph of the Agreement is hereby amended as follows:

This SECTION 382 RIGHTS AGREEMENT, dated as of February 12, 2013 (this “Agreement”), by and between Broadwind, Inc., a Delaware corporation (the “Company”) and Equiniti Trust Company, formerly Wells Fargo, National Association (the “Rights Agent”).

2.	Section 7 of the Agreement is hereby amended as follows:

(a)         Clause (a)(i) shall be removed and replaced with the following:

(i) the Close of Business on February 22, 2025 (the “Final Expiration Date”),

(b)         Clause (a)(vi) shall be removed and replaced with the following:

(vi) the Close of Business on the first Business Day following the date on which the Inspector of Election for the Company’s 2022 Annual Meeting of Stockholders certifies that the vote on the amendment to this Agreement dated as of February 3, 2022 at such meeting (with the required vote for such approval to be described in the Company’s proxy statement relating to such Annual Meeting) reflects that stockholder approval of such amendment has not been received (the earliest of (i), (ii), (iii), (iv), (v) and (vi) being herein referred to as the “Expiration Date”).

(c)         Clause (b) shall be removed and replaced with the following:

The Purchase Price for each one one-thousandth of a share of Preferred Stock pursuant to the exercise of a Right shall be $7.26, and shall be subject to adjustment from time to time as provided in Section 11 and shall be payable in accordance with paragraph (c) below.

3.	Exhibit B to the Agreement is hereby amended as follows:

(a)    All references to “Broadwind Energy, Inc.” shall be removed and replaced with “Broadwind, Inc.”

(b)    The reference to “FEBRUARY 22, 2022” on page B-1 shall be removed and replaced with “FEBRUARY 22, 2025.”

4.	Exhibit C to the Agreement is hereby amended as follows:

(a)    The first sentence of Exhibit C shall be removed and replaced with the following:

On February 12, 2013, the board of directors of Broadwind, Inc. (“Broadwind”) adopted a Section 382 stockholders rights plan and declared a dividend distribution of one right for each outstanding share of our common stock to stockholders of record at the Close of Business on February 22, 2013.

(b)    The second sentence of Exhibit C shall be removed and replaced with the following:

Each right entitles its holder, under the circumstances described below, to purchase from us one one-thousandth of a share of our Series A Junior Participating Preferred Stock at an exercise price of $7.26 per right, subject to adjustment.

(c)    The first bullet point in the eleventh paragraph of Exhibit C shall be removed and replaced with the following:

•         the close of business on February 22, 2025;

(d)    The last bullet point in the eleventh paragraph of Exhibit C shall be removed and replaced with the following:

•         the close of business on the first business day following the date on which the Inspector of Election for Broadwind’s 2022 Annual Meeting of Stockholders certifies that the vote on the amendment, dated as of February 3, 2022, to the Section 382 Rights Agreement at such meeting reflects that stockholder approval has not been received.

(e)    The thirteenth paragraph of Exhibit C shall be removed and replaced with the following:

For example, at an exercise price of $7.26 per right, each right not owned by an acquiring person (or by certain related parties) following a flip-in event would entitle its holder to purchase $14.52 worth of common stock (or other consideration, as noted above) for $7.26. Assuming that the common stock had a per share value of $3.63 at that time, the holder of each valid right would be entitled to purchase four shares of common stock for $14.52.

5.	This Amendment is effective as of the date first set forth above.

6.    Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

7.    This Amendment may be executed in any number of counterparts; each such counterpart shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

8.    Except as modified hereby, the Agreement is reaffirmed in all respects, and all references therein to “the Agreement” shall mean the Agreement, as modified hereby.

* * * * *IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

Attest:                                                               BROADWIND, INC.

By:  /s/ Thomas A. Ciccone                              By:  /s/ Eric B. Blashford

Thomas A. Ciccone                                            Eric B. Blashford

Vice President                                                    President, Chief Executive Officer, and Interim Chief Financial Officer

Attest:                                                               EQUINITI TRUST COMPANY

By: /s/ Martin Knapp                                    By: /s/ Angela M. Stewart

Name: Martin Knapp                                    Name: Angela M. Stewart

Title: Senior Vice President                          Title: Assistant Vice President